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                                                                  EXHIBIT 21.1

                          SUBSIDIARIES OF GENTLE DENTAL


Gentle Dental Management, Inc., a Delaware corporation

Gentle Dental of Irvine, a California corporation

GDSC of Piedmont, Inc., a California corporation

Gentle Dental Management - Pacific Northwest, Inc., a Delaware corporation

GMS Hawaii Acquisition Company, a Delaware corporation

Dedicated Dental Systems, Inc., a California corporation

Managed Dental Care of Oregon, Inc., an Oregon corporation

Capitol Dental Care, Inc., an Oregon corporation